For Immediate Release

                                               Investor Contact: Laura Kelley
                                                                 978-664-1100

                                               Media Contacts:   Mark Shuster or
                                                                 John Burke
                                                                 978-664-7478

               CONVERSE INC. VOLUNTARILY FILES UNDER CHAPTER 11;
                      PLANS TO RESTRUCTURE DEBT AND FOCUS
                 ON WORLDWIDE LICENSING OF ITS VALUABLE BRAND


    Company To Exit Manufacturing And Shift To Licensing Model; With Court Approval, Global Brand Marketing, Inc., Led By Industry Veteran, Killick
                      Datta, To Be U.S. Footwear Licensee

         Company Expects Adequate Financing For Continued Operations
           Through New Credit Facility Signed With Existing Lenders

             Company Sees Positive Order Trends Aiding Turnaround

North Reading, Massachusetts - January 22, 2001 - Converse, Inc. [OTCBB:CVEO], today announced it has filed a voluntary petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. In connection with the filing, the world-renowned designer, manufacturer and marketer of athletic footwear intends to propose a plan of reorganization that includes a restructuring of its debt and a shift of its operations to be exclusively a licensor of Converse-brand products. The plan is designed to reduce costs, increase competitiveness and help Converse emerge from Chapter 11 with renewed financial health.

Financing In Place To Fund Continued Operations

The Company expects to have the necessary financing to continue operations while it restructures. It has signed a post-petition credit facility with its existing lender group, led by Bankers Trust Company, an affiliate of Deutsche Banc Alex. Brown. The credit facility, upon court approval, will provide loans to the Company and also allow the Company the use of the cash generated from its ongoing operations. Converse expects that this facility will provide adequate financing to enable it to operate in Chapter 11 and to meet its post-petition supply and vendor obligations.

The filing should have no significant impact on the Company's ability to meet its post-petition obligations and to continue to keep its business running during the reorganization process.

The components of Converse's restructuring are:

 . Continuation of talks that are already underway with the Company's debt holders on a financial restructuring.

 . Completion of a shift to the licensing model - already used in all overseas markets - to focus on worldwide management of the valuable Converse brand. To effect this change, Converse has filed a motion with the court seeking approval of an agreement reached with Global Brand Marketing, Inc. (GBMI) under which GBMI, headed by industry veteran, Killick Datta, will become the licensee for Converse-brand footwear in the United States. GBMI is currently the global licensee for Diesel Footwear.

 . Elimination of Converse-owned and operated manufacturing facilities, which will involve the closing of plants in North America and shifting the production capacity of these plants to a supplier in Asia. This action also is subject to court approval.

 . Reduction of the Company's secured debt as a result of a decrease in working capital needs after the transition to a licensing-only business model.

 . Development of various long-term financing alternatives, including a potential securitization of licensing income.

In addition, prior to today's filing, the Company sold its North Reading, Massachusetts, headquarters building for $15.1 million. The net proceeds of this sale have been used to reduce the Company's secured debt.

Goal To Emerge As "Leaner And Financially Healthier Business"

Glenn Rupp, Chairman and Chief Executive Officer of Converse, said, "This voluntary filing, together with our plans to streamline Converse as an efficient worldwide manager of our strong brand, will give us the opportunity to return Converse to financial health. We believe the strength of our brand provides our business with a solid foundation. Moreover, we believe that recent, positive trends in the order backlog for our products, as well as the reduction of our secured revolving credit debt from $71.6 million on January 1, 2000 to $47.8 million on December 30, 2000, point to significant prospects for renewed growth and profitability, provided we take this opportunity to put our financial house in order."

"When the royalty income from GBMI is added to that of our existing licensing agreements, Converse will be generating a substantial stream of royalty income," Mr. Rupp said. "We believe that this revenue stream will increase with the growth in sales of Converse-brand products by our licensees, and that the profitability we expect to result from the resizing of Converse will create new financing alternatives for our Company, including potentially a securitization of licensing income."

"Chapter 11 makes it possible for us to restructure our debt," Mr. Rupp continued. "We are already engaged in discussions with our financing sources. Over the next several months, we will work with our creditors to finalize a plan of reorganization. Our goal is to emerge from this process as a leaner and financially healthier business."

     Company Intends To Fulfill Retail Supply Commitments

     Mr. Rupp emphasized that Converse and its new U.S. licensee fully intend to fulfill supply commitments to retailers. "Our plan calls for our retail customers and licensing partners around the world to receive deliveries of Converse products on schedule throughout the spring and back-to-school seasons of 2001 - from the same product lines we have been previewing for retailers. We also are proceeding with our scheduled product development, and our 2002 product line is well underway."

     He added, "We are grateful to our customers, licensing partners, suppliers, lenders and, of course, our employees for their continuing loyalty and understanding during this challenging period."

     Shift To Licensing Model

     Following court approval of the licensing agreement with GBMI, GBMI will acquire rights to distribute and market Converse-brand footwear throughout the U.S. Approval and implementation of its licensing agreement with GBMI will complete Converse's transition to a licensing-only business model and allow the Company to take advantage of reduced operating costs in its effort to reorganize.

     During 2000, the Company converted its remaining overseas subsidiaries in the Benelux countries, France, Scandinavia, the U.K. and Germany to licensees and now operates exclusively through licensing agreements with third parties internationally.

     Through the first half of 2001, including the spring retail sales season, Converse will continue to supply product to U.S. retailers directly. As of June 15/th/, when the back-to-school retail sales season begins, GBMI will assume responsibility for supplying the U.S. wholesale market.

     Also, as part of the agreement, GBMI will have the right to acquire the retail outlets operated by Converse.

     Mr. Rupp said, "We are enthusiastic about our new partnership with GBMI and Killick Datta. Their reputation for brand building and their record of success in our industry mean that we will have an exceptionally strong partner driving the continued success of our brand. We expect a seamless transition to the licensing arrangement."

     Mr. Datta of GBMI said, "This is an extraordinary and exciting opportunity for anyone in our business. We are confident that our new partnership with Converse Inc. will be a tremendous success. Throughout its 97-year heritage, Converse has always been - and it continues to be - one of the preeminent authentic brands of athletic shoes in the world with a powerful appeal to American consumers."

About Global Brand Marketing, Inc. and Killick Datta

Global Brand Marketing, Inc., based in Santa Barbara, California, is currently the worldwide licensee for Diesel Footwear, marketed in 130 countries worldwide. Diesel Footwear has been available for only two years and already ranks as a leading young casual brand in a number of major markets. Its sales were approximately $40 million in 2000, only its second full year of business. In the U.S., Diesel footwear is sold by such quality retailers as Barney's, Nordstrom and Bloomingdale's and supported by innovative advertising campaigns. GBMI has assembled in a very short time a talented group of professionals with many years of experience in the footwear industry. GBMI plans to set up a completely separate division for Converse.

GBMI's owner, Killick Datta, previously was President of the International Division at Skechers, President of Wolverine Worldwide International, Ltd., and President of Brooks. He also has held senior executive positions at L.A. Gear and Nike. Killick Datta and his team have been involved in building major global brands, and their combined experience will help Converse become a stronger brand in the U.S. and internationally.

Company To Exit Manufacturing

Converse intends to close the North American plants by no later than March 31, 2001. The current production output of these plants will be shifted to a new supplier in Asia.

Mr. Rupp said the Company would ask the bankruptcy court to approve appropriate severance benefits for eligible employees who are affected by the closings. The Company also plans to offer other forms of transition help, including outplacement assistance to affected employees.

This was a difficult but absolutely essential action for the future of the Company and all of its stakeholders," Mr. Rupp said. "We are proud of our Company's history as a domestic manufacturer, but to meet today's tough industry challenges, we have no choice but to move to a more competitive system of production. At the same time, we will maintain the high standards of quality in all Converse-brand products that our loyal customers around the world expect, and we have selected a number of suppliers with a global reputation for producing high-quality, vulcanized footwear."

Over 50% of Converse Footwear Already Produced in Asia

The new Asian plant is part of the Pou Chen Group, the world's largest supplier of athletic footwear and one of four key suppliers of Converse's current offshore production. Today, these four Asian suppliers produce over 50% of Converse footwear.

The Pou Chen Group issued this statement, "We are delighted to have this opportunity to continue our close association with Converse's world-class products and look forward to working in partnership with GBMI, a highly respected industry leader, to meet the growing demand for Converse-brand footwear in the U.S. marketplace."

Converse's other major offshore suppliers also have indicated their continuing support of the Company and its licensees.

All of Converse's offshore suppliers have an established record of outstanding performance in keeping with the high standards for labor practices and human rights that Converse requires of its suppliers and licensees globally.

Need to Restructure Long-Term Debt

Mr. Rupp explained that the reasons for the Company's Chapter 11 filing stem from a need to restructure its long-term indebtedness. Converse incurred significant debt in connection with a 1995 acquisition of ApexOne. Additional debt was incurred in 1997 to meet extraordinary working capital needs during a period of dramatic growth for the Company. Subsequently, global demand for athletic shoes began to decline across the industry, causing the Company to incur additional indebtedness to fund its operations.

Mr. Rupp noted, "Converse is among the leading athletic shoe brands in the world, and has exhibited considerable resiliency despite the industry-wide downturn in demand. Among the positive signs for our business in the U.S., year-to-date trend lines are up in both shipments and backlogs. As of December 30, 2000, U.S. wholesale sales were up 9% over the previous year, and on the same date, our backlog of orders in the U.S. was 36% higher than the level on December 30, 1999. We are especially pleased by the strong demand for Converse products in key U.S., European and Asian markets, as well as the tremendous success of our lifestyle product line in the U.S. In Japan, the Chuck Taylor(R) All Star(R) continues to be the number-one selling athletic shoe."

He added, "Despite these positive trends in demand for our products, it has become critically necessary to eliminate and reduce costs for our Company to maintain its historically solid position in increasingly competitive markets. As we begin the process of restructuring our debt, we are taking aggressive steps to ensure that our Company, when it emerges from Chapter 11, will be a more cost-effective enterprise, focused on managing the continued strong growth of the Converse brand worldwide."

The Company has engaged Conway, Del Genio, Gries & Co. as its financial advisor and Willkie Farr & Gallagher as its legal advisor in this process.

Background on Chapter 11

Chapter 11 of the U.S. Bankruptcy Code allows a company to continue operating its business and to maintain possession of its property while it restructures under the protection of the bankruptcy court. Enactment of the federal law was based on the rationale that the value of a business is maximized as an ongoing concern.

About Converse, Inc.

Converse is a leading designer, marketer and licensor of high quality athletic footwear, sports apparel and accessories for men, women and children. Its products are distributed worldwide in over 90 countries through specialty retail, sporting goods, department and shoe stores.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend" and words or terms of similar substance used in connection with any discussion of the future operations, financial performance or financial position of Converse identify forward-looking statements. All forward-looking statements are management's present expectations of future events that are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Potential risks and uncertainties include such factors as the unpredictability of rulings of the court where the Company's bankruptcy proceedings are filed, the availability of continued financing, the financial strength and performance of the Company's licensees, the competitive pricing environment and inventory levels within the footwear and apparel industries, consumer demand for athletic footwear, market acceptance of Converse-branded products, the strength of the U.S. dollar, the success of advertising, marketing and promotional campaigns and other risks identified in documents filed by the Company with the Securities and Exchange Commission.